Exhibit 99.1

Press release

For Immediate Release

September 24, 2010

SUBJECT:	Wise Metals Group appoints new COO, promotes from within and forms advisory position to the Chairman

CONTACT:	Sandra Scarborough, Wise Metals Group, 4805 Second Street, Muscle Shoals, AL 35661. Phone 256-356-6354. skscarbo@wisealloys.com.

MUSCLE SHOALS, AL — Wise Metals Group announced today that Wesley Oberholzer, formerly with Alcoa, has been named Executive Vice President/Chief Operating Officer. The announcement was made by David D’Addario, Chairman and CEO of Wise Metals Group.

D’Addario also announced one promotion from within Wise Metals Group, and the creation of an advisory position on his staff. Joseph Pampinto has been named Plant Manager of Wise Alloys in Alabama, and J. Phil Tays has been named Special Advisor to the Chairman.

Oberholzer and his family will locate to the Shoals area from Massena, New York, and he will be headquartered at the Muscle Shoals facility. He will report directly to Chairman and CEO, David D’Addario, and his responsibilities as Executive Vice President/Chief Operating Officer will include all divisions.

Wesley Oberholzer began his career after graduation from Pennsylvania State University with a degree in Industrial and Business Management Systems Engineering. He worked as quality supervisor for Hofmann Industries, then industrial engineer and manufacturing manager with Cressona Aluminum Company before being named General Manager of Aavid Precision Extrusion, Inc., in Franklin, New Hampshire. In 2000, he joined Alcoa Engineered Products in Elizabethton, Tennessee, as General Manager, moving to Alcoa Engineered Solutions in 2002 to become General Manager, Director of Logistics and Metal Planning, and then Location Manager for Massena Primary Metals. Under his leadership, Massena successfully renegotiated a long term power contract enabling a $1 billion modernization investment, reduced lost workday injuries by 100%, and widened operating margins by 19%. The Massena plant has annual revenues in excess of $1 billion.

Joseph Pampinto will serve as Plant Manager of the Muscle Shoals facility for Wise Alloys. He has more than 15 years of experience in the facility, serving as supervisor, superintendent, area manager and Senior Vice President/General Manager of Manufacturing Operations. His responsibilities, in addition to manufacturing operations, have included metallurgy, continuous improvement, and Toledo operations. During his leadership as Senior VP and General Manager of Manufacturing Operations, the Muscle Shoals facility completed two multi-million dollar modernizations and has increased and exceeded production, safety and quality goals. In addition, Pampinto has served as a member of the Muscle Shoals City Council and was past President of the Colbert County Board of Education. He and his family live in Muscle Shoals.

As Special Advisor to the Chairman, Tays will use his extensive experience in the aluminum industry to help direct Wise’s moves within the marketplace. Tays began his career in the aluminum business in 1969. He has held several leadership and management positions, most recently Executive Vice President/Plant Manager of Wise Alloys, a position he has held since 2006. The Tays family makes their home in Florence.

“We are delighted to add Wes Oberholzer to our team, and are also pleased to better utilize two highly qualified and experienced team members from within our ranks,” said David D’Addario. “We are experiencing tremendous growth in our business, and these management changes will continue to propel us forward. We congratulate Phil and Joe on their new responsibilities, and welcome Wes to our company and to the community.”

Based in Baltimore, Maryland, Wise Metals Group LLC includes Wise Alloys, the world’s third-leading producer of aluminum can stock for the beverage and food industries and an environmentally friendly company using recycled aluminum in the production of its can stock; Wise Recycling, one of the largest, direct-from-the-public collectors of aluminum beverage containers in the United States, operating shipping and processing locations throughout the United States that support a network of neighborhood collection centers; and Listerhill Total Maintenance Center, specializing in providing maintenance, repairs and fabrication to manufacturing and industrial plants worldwide ranging from small on-site repairs to complete turn-key maintenance.

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